Exhibit 99.1

Paycom Appoints Janet Haugen to its Board of Directors

OKLAHOMA CITY – Paycom Software, Inc. (“Paycom”) (NYSE: PAYC), a leading provider of comprehensive, cloud-based human capital management software, today announced that Janet Haugen has been appointed to Paycom’s board of directors.

Haugen last served as the chief financial officer at Unisys Corporation, a global information technology company, where she also held positions as acting chief executive officer and corporate controller. Prior to her 20-year career at Unisys, the magna cum laude Rutgers University graduate was a partner at Ernst & Young. In addition to her executive career, Haugen served as the audit committee chair for SunGard Data Systems Inc. from 2002 through 2005. In 2014, the American Red Cross of Pennsylvania honored her with the Breaking the Glass Ceiling Award.

“Haugen brings an effective and strategic finance background to our board,” said Paycom’s president and CEO, Chad Richison. “I believe her proven track record will serve us well and I look forward to working alongside her.”

About Paycom

As a leader in payroll and HR technology, Oklahoma City-based Paycom redefines the human capital management industry by allowing companies to effectively navigate a rapidly changing business environment. Its cloud-based software solution is based on a core system of record maintained in a single database for all human capital management functions, providing the functionality that businesses need to manage the complete employment life cycle, from recruitment to retirement. Paycom has the ability to serve businesses of all sizes and in every industry. As one of the leading human capital management providers, Paycom serves clients in all 50 states from offices across the country.

Paycom Software, Inc.

Media Contact:

Kathy Oden-Hall, 800-580-4505

CMOmedia@paycom.com

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Investor Relations Contact:

David Niederman, 855-603-1620

investors@paycom.com